Exhibit 5.1

COMMERCE CENTER SUITE 1000 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 PHONE: 615.726.5600 FAX: 615.726.0464 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219 www.bakerdonelson.com

May 31, 2006

Tennessee Commerce Bancorp, Inc.

381 Mallory Station Road, Suite 207

Franklin, Tennessee 37067

Re: Registration Statement on Form S-1 (File No. 333-133539)

Ladies and Gentlemen:

We have acted as counsel to Tennessee Commerce Bancorp, Inc., a Tennessee corporation (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission, with respect to 1,150,000 shares (the “Shares”) of common stock, par value $0.50 per share (the “Common Stock”), of the Company, to be sold by the Company on the terms set forth in the Registration Statement. Such 1,150,000 shares of Common Stock include 150,000 shares that may be purchased by the underwriters upon the exercise of an option to cover overallotments.

In rendering the opinions expressed below, we have examined and relied upon, among other things, (i) the Company’s Amended and Restated Charter, incorporated by reference as an exhibit to the Registration Statement, (ii) the Company’s Bylaws, incorporated by reference as an exhibit to the Registration Statement, (iii) the resolutions of the Company’s Board of Directors approving the offering of Shares on the terms set forth in the Registration Statement and the transactions contemplated thereby and (iv) originals or copies, certified or otherwise identified to our satisfaction, of such certificates, corporate, public or other records, and other documents as we have deemed appropriate for the purpose of rendering this opinion letter. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents and instruments of all documents and instruments submitted to us as copies or specimens, and the authenticity of the originals of such documents and instruments submitted to us as copies or specimens. We also have made such investigations of law as we have deemed appropriate.

Based on the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares, when issued, delivered and paid for as set forth in the Registration Statement (after the Registration Statement is declared effective), will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Tennessee and the federal laws of the United States of America.

We hereby consent to the reference to our law firm in the Registration Statement under the caption “Legal Matters” and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the SEC.

Sincerely,

/s/ Baker, Donelson, Bearman, Caldwell &
Berkowitz, a Professional Corporation

Baker, Donelson, Bearman, Caldwell &
Berkowitz, a Professional Corporation